Exhibit 99.1

SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB ANNOUNCES $5.5 MILLION STOCK PURCHASE AGREEMENT

Houston, Texas, February 12, 2008 — SPACEHAB, Incorporated (NASDAQ: SPAB), a provider of commercial space services, today announced the Company has entered into a Stock Purchase Agreement with certain investors for the purchase of 55,000 shares of the Company’s Series D convertible preferred  stock for a total price of $5.5 million. In addition, the Company issued 150,150 shares of common stock upon entering into the Stock Purchase Agreement.

Consummation of the transaction is contingent upon NASA awarding SPACEHAB a funded Space Act Agreement under the Commercial Orbital Transportation Services (COTS) Program, scheduled to be awarded mid-February, and shareholder approval of the transaction.

The Series D convertible preferred stock will be converted into common stock six months after issuance based on a ratio determined by dividing $100.00 by the average of (x) the average of the closing price of the Company’s common stock for the business days January 18-25, 2008 and (y) the average of the closing price of the Company’s common stock for the five business days prior to the Company’s receipt of written notification from NASA indicating the Company’s receipt of a COTS award of at least $120 million.

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The securities being offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.